                                                                    Exhibit 99.1
Company contact:

FLIR Systems, Inc.
Scott Hibbs
(503) 372-6127
www.flir.com
------------

                 FLIR Systems Announces First Quarter Results

                   Cost Reduction Initiatives Also Announced
                   -----------------------------------------

     PORTLAND, Ore. - June 30, 2000 -- FLIR Systems, Inc. (Nasdaq: FLIRE) today reported a net loss for the first quarter ended March 31, 2000 of $5.5 million, or $0.38 per share, on revenue of $35.8 million. The net loss includes a charge of $0.9 million, or $0.06 per share, for the write-off of certain assets related to the Company's merger with Inframetrics, Inc.

     In the first quarter of 1999 the company reported a net loss of $26.9 million, or $1.90 per share, on revenue of $38.8 million. Results for the first quarter of 1999 included charges associated with the merger with Inframetrics, Inc. of $23.8 million, or $1.68 per share.

     The Company also announced that it has implemented cost reduction initiatives that are expected to yield annualized cost savings of approximately $10 million beginning in the third quarter of 2000. These initiatives include a reduction in employees of approximately 40, leaving about 775 employees worldwide once the program is fully implemented. The Company expects to record a pre-tax charge of approximately $0.5 million in the second quarter of 2000 associated with implementing the employee reduction program.

     "The first quarter is historically FLIR's weakest quarter of the year, and this year was no exception," said John Hart, acting President and Chief Executive Officer of FLIR Systems, Inc. "However, based on our strong sales order backlog, we expect to report increasing quarterly revenues during the balance of 2000. Combined with the cost reduction initiatives, this should lead to improved bottom-line performance for the balance of the year."

     Backlog was approximately $74 million at March 31, 2000, of which approximately 80% is scheduled for delivery in 2000. Backlog at December 31, 1999 was $55 million.

     A change of the Company's independent auditors and the additional time necessary to complete their first quarterly review for the company contributed to the delay in reporting first quarter results. The company expects that all financial results in future quarters will be released and filed in a timely manner as prescribed by the Securities and Exchange Commission and NASDAQ.

Business Outlook

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     The Company expects sales for the full year 2000 to be in the range of $205-215 million, an increase of 10-15% compared to 1999. Gross margin on sales for the year is expected to be in the historical range of 54-56%. Gross margin for the first quarter of 2000 was 55%. Sales and gross margin can vary materially from quarter to quarter depending upon a variety of factors including government contracting cycles, the mix of products sold, the mix between international and domestic sales, the rate of production and the ability to maintain sales prices in a competitive environment.

                                                                          (more)
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FLIR Systems Announces First Quarter Results
June 30, 2000
Page Two



     R&D expense, in absolute dollars and as a percentage of revenue, is expected to decline in 2000. Because of the seasonal pattern of sales, R&D expense as a percentage of revenue is typically higher in the first quarter and declines during the year. R&D expense can vary materially from expectations for a variety of reasons including the receipt of funded development contracts, the costs of recruiting and retaining engineers and the requirement to use outside contractors to supplement internal resources.

     Selling and other operating expenses, in absolute dollars and as a percentage of sales, are expected to decline in 2000. Due to the seasonal pattern of sales, selling and other operating expenses as a percentage of revenue are typically higher in the first quarter and decline during the year. These expenses can vary materially from expectations for a variety of reasons including increased commissions as a result of sales by independent representatives, the ability to collect on receivables, capital expenditures and the cost of recruiting and retaining employees.

Forward-Looking Statements

This release contains statements, (including statements set forth under "Business Outlook" above, statements regarding the company's expectations for revenue and earnings for the company's commercial and government business segments for the remainder of 2000, and statements regarding expected cost savings attributable to cost reduction initiatives) that are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 which are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the amount and availability of government procurement funds, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About FLIR Systems

     FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and broadcast camera systems for a wide variety of commercial and government applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company's web site at www.FLIR.com


                               (tables attached)
                                                                           #3452
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                                       FLIR SYSTEMS, INC.

                              CONSOLIDATED STATEMENT OF OPERATIONS

                            (In thousands, except per share amounts)

                                           (Unaudited)

                                                                      Three Months Ended
                                                                           March 31,
                                                                  -------------------------------

                                                                     2000                  1999
                                                                  ---------             ---------
Revenue:
    Commercial........................................            $ 25,478              $ 27,986
    Government........................................              10,350                10,835
                                                                  --------              --------
                                                                    35,828                38,821

Cost of goods sold....................................              16,178                38,827
Research and development..............................               6,921                 6,977
Selling and other operating costs.....................              16,845                15,057
Combination costs.....................................               1,217                 3,654
                                                                  --------              --------
                                                                    41,161                64,515

        Loss from operations..........................              (5,333)              (25,694)

Interest expense......................................               2,092                 1,226
Other income - net....................................                 (82)                  (18)
                                                                   -------              --------

        Loss before income taxes......................              (7,343)              (26,902)

Income tax benefit....................................              (1,836)                   --
                                                                   -------               -------

Net loss..............................................            $ (5,507)             $(26,902)
                                                                  ========              ========

Net loss per share:

  Basic...............................................            $  (0.38)             $  (1.90)
                                                                  ========              ========
  Diluted.............................................            $  (0.38)             $  (1.90)
                                                                  ========              ========

Weighted average shares outstanding:

  Basic...............................................              14,395                14,136
                                                                  ========              ========
  Diluted.............................................              14,395                14,136
                                                                  ========              ========

                              FLIR SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEET

                     (In thousands, except share amounts)


                             ASSETS

                                                               March 31,           December 31,
                                                                 2000                  1999
                                                            --------------       ---------------
                                                              (Unaudited)
Current assets:
    Cash and cash equivalents.........................            $  8,430              $  4,255
    Accounts receivable, net..........................              46,429                57,777
    Inventories.......................................              72,603                64,374
    Prepaid expenses..................................               4,921                 6,040
    Deferred income taxes.............................               9,887                 7,216
                                                             -------------        --------------
        Total current assets..........................             142,270               139,662


Property and equipment, net...........................              20,682                20,796
Deferred income taxes, net............................              16,499                16,499
Intangible assets, net................................              17,592                17,932
Other assets..........................................               1,774                 1,829


                                                             -------------         -------------
                                                                  $198,817              $196,718
                                                             =============         =============


        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Notes payable.....................................            $ 95,019              $ 81,247
    Accounts payable..................................              15,277                22,128
    Accrued payroll and other liabilities.............              22,204                21,474
    Accrued income taxes..............................               3,179                 3,207
    Current portion of long-term debt.................               1,033                 1,084
                                                             -------------         -------------
        Total current liabilities.....................             136,712               129,140


Long-term debt........................................               1,296                 1,497
Pension liability.....................................               3,849                 3,879
Shareholders' equity..................................              56,960                62,202

                                                                  $198,817              $196,718
                                                             =============         =============